DESCRIPTION OF ANNUAL INCENTIVE GOALS ESTABLISHED FOR FISCAL YEAR 2010 UNDER THE INCENTIVE COMPENSATION PLAN

The Compensation and Management Development Committee of the Board of Directors of ArvinMeritor, Inc.(“ArvinMeritor”), established annual incentive goals for fiscal year 2010 under the Incentive Compensation Plan, as amended. These annual incentive goals are based on the levels of EBITDA and free cash flow from continuing operations that are achieved for the year, measured against fixed target amounts (rather than target levels specified in the Company’s Annual Operating Plan). The fixed target amounts are more stringent than the comparable amounts in the Annual Operating Plan. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and free cash flow is defined as net cash provided by operating activities minus capital expenditures. Both the EBITDA and free cash flow calculations exclude the Body Systems business of ArvinMeritor. The Compensation Committee also established target awards, stated as a percentage of base salary, for participants.

Potential annual incentive bonuses are comprised of two components: one-half of potential payments is dependent on each of (a) the level of achievement of the EBITDA targets and (b) the level of achievement of free cash flow targets. In addition, the final award calculation is subject to a modifier that is based on an employee’s annual performance rating. The calculated award may be adjusted up to +50% or -100%. The adjustment process maintains the original budget.

To determine the amounts that are paid as bonuses, performance is measured against targets for each of the applicable components of the award calculation. For each part of the calculation for which performance exceeds that threshold, the portion of an individual’s target award that is paid out is dependent on, and increases with, the percentage of the goal that is achieved. The calculated payout, before any adjustments, for an individual cannot exceed 200% of his target award.